Exhibit 99.B(p)(1)

PNC CAPITAL ADVISORS, LLC
PNC FUNDS

Code of Ethics

Effective Date: May 1, 2019

Statement of General Principles

PNC Capital Advisors, LLC (“PCA” or the “Firm”) is required both by Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) to adopt a written code of ethics that establishes standards of business conduct and addresses conflicts that may arise from personal securities trading activities. The following principles shall govern the conduct of persons subject to this Code of Ethics (“Code”), including with respect to personal investment activities and the interpretation and administration of this Code:

1.              You owe a fiduciary duty to the Firm and to the Firm’s clients (“Clients”);

2.              You may have conflicts with the Firm or with Clients;

3.              You may not take inappropriate advantage of your positions within PCA;

4.              You must comply with all applicable laws, rules and regulations; and,

5.              You must comply with all applicable compliance policies and procedures.

You must certify to your understanding of your responsibilities under and your compliance with this Code at least annually.

Technical compliance with the Code will not automatically insulate you from scrutiny as to any transaction or pattern of transactions that is not in keeping with the spirit of the Code.

Pre-clearance and reporting of personal securities transactions and other requirements under the Code do not relieve you from responsibility for compliance with the requirements of the federal securities laws, including the prohibition against insider trading and tipping.

Application to Trustees of and Sub-Advisers to a PNC Fund

The Board of Trustees of the PNC Funds (each a “Trustee” and collectively, the “Board”) is subject to the requirements described below under “PNC Fund Trustees”.

A sub-adviser of a PNC Fund (and the sub-adviser’s access persons) shall not be subject to this Code. Instead, PNC Fund sub-advisers (and their access persons) shall be subject to the terms of the sub- adviser’s code of ethics, each of which must be approved by the Board.

Definitions

Capitalized terms used herein shall have the meanings set forth below:

Access Person means any person who:

a)             Makes any recommendation, participates in the determination of any recommendation or, in connection with his or her duties, obtains or could obtain any information concerning recommendations on securities being made by the Firm to any Client; or

b)             Has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Client.

Access Person includes, without limitation

a)             Any director or member of the executive leadership team of PCA;

b)             Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by a PNC Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to such Fund regarding the purchase or sale of securities;

c)              Any PCA employee reporting to the PCA Chief Investment Officer (“CIO”), directly or indirectly;

d)             Any PCA employee responsible, directly or indirectly, for trade execution; and

e)              Any other person who is deemed by the Firm’s Chief Compliance Officer (“CCO”) or the Code of Ethics Review Committee (“Committee”) to be an Access Person.

Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Securities Exchange Act of 1934. The term is very broad including but not limited to: options on securities, on indexes, and on currencies; limited partnerships; foreign mutual funds; and private investment funds, such as hedge funds. However, Covered Securities do not include:

a)             Direct obligations of the Government of the United States (regardless of their maturities);

b)             Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;

c)              Shares issued by money market funds;

d)             Shares issued by 1940 Act registered mutual funds in a direct account, 401(k) account, or 529 Plan or insurance product when that account may only hold mutual funds; and

e)              Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Household Members refers to an Access Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, including in-laws and adoptive relationships, who reside in the same residence as the Access Person. An Access Person will be presumed to have discretion as to any Household Member securities accounts. If an Access Person wishes to declare he or she has no discretion, influence or control over the investment decisions of such Household Members, the Access

Person must complete a Residence Disclosure Form describing the relationship and periodically represent whether he or she has gained discretion over such account.

Managed Account means a personal securities account over which the Access Person (or a Household Member) has no investment discretion, aside from choosing an investment style(s) or allocation. As a general matter, with a managed account the Access Person does not have the right to request or direct transactions, and receives no prior notice of transactions. In order to have an account treated as a Managed Account for purposes of this Code, an Access Person must provide a copy of the investment management agreement to Compliance. Compliance has discretion to determine whether such account shall be treated as a Managed Account. You will be periodically required to certify that you did not at any time exercise discretion over the Managed Account.

General Prohibitions and Restrictions

Prohibitions on Insider Trading. You are prohibited from purchasing and selling any securities, in any account, whether personal or on behalf of others while in possession of material, nonpublic information (“MNPI”) regarding the securities or issuers of securities. MNPI relates not only to issuers but also includes, without limitation, PCA’s recommendations, model changes or holdings and transactions for Clients. Specifically, you are prohibited from using advance knowledge to trade ahead of or otherwise benefit from such knowledge.

You are prohibited from communicating MNPI to others in violation of the law. Information is considered public when it is disseminated broadly to investors in the market such as through a regulator or the media.

Prohibition on Short Selling. You are prohibited from shorting equity or debt issued by The PNC Financial Services Group, Inc. or BlackRock, Inc. either directly or indirectly, including through the use of derivative transactions.

Prohibition on Excessive Trading. PCA reserves the right to restrict your personal trading in circumstances where trading is deemed to be excessive. In addition, PCA reserves the right to prohibit you from trading in certain securities or markets.

Prohibition on Initial Public Offerings (IPOs). You are prohibited from purchasing securities in IPOs.

Market Timing Mutual Fund Transactions. You shall not participate in any activity that may be construed as market timing of mutual funds. When executing trades of mutual fund shares, you are expected to comply with the short-term trading activity provisions set forth in the fund prospectus.

Additional Prohibitions and Restrictions — Access Persons

Diversion of Investment Opportunity. Access Persons may not acquire a Covered Security that would be suitable for a Client without first considering whether to recommend or purchase that security to or for the Client. To the extent an Access Person believes they have a potential conflict as to a security he or she either is considering transacting in or holds in their personal account and in a Client account, the Access Person must immediately notify their supervisor and the CIO.

Prohibition on Front Running. Access Persons may not engage in front running. “Front running” is generally considered to be the practice of effecting a securities transaction with advance knowledge of another transaction in the same or related security for a Client, typically a block transaction, in order to personally benefit from the effect of the block transaction upon the price of the security or related security.

Profiting from Short-Term Trading. Access Persons are prohibited from realizing a profit in the purchase and sale, or the sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. Profits realized on the sale of an individual Covered Security held less than 60 days must be disgorged.

In the event of multiple purchases of the same Covered Security, the last-in, first-out (LIFO) costing method is generally used to determine the 60-day holding period. However, if such purchases are executed as part of an Automated Investment Program, the first-in, first-out (FIFO) costing method is applied. Options on Covered Securities are matched to the prior purchase of the underlying security or to prior option transactions in the opposite direction to determine compliance with the 60-day holding period.

Activity Requiring Pre-Approval

Preclearance of Securities Transactions. Access Persons must pre-clear every purchase and sale of a Covered Security in each account, including accounts maintained by Household Members.

Once granted, preclearance approval will expire at the close of the same business day. Securities transactions that are not fully executed prior to the close of business (e.g. partially filled orders) require preclearance approval for each subsequent business day that such order, or partial order, is open.

Preclearance approval and the receipt of express prior preclearance approval does not exempt an Access Person from the prohibitions outlined in this Code.

Exceptions to Preclearance of Securities Transactions.

a)             Shares of mutual funds, including PNC Funds;

b)             Securities purchased or sold in a transaction that is non-volitional, e.g., gifts, and stocks purchased or sold pursuant to the exercise of a put or call option;

c)              Securities acquired as a part of a dividend reinvestment plan or as part of an automatic investment plan previously disclosed to and approved by Compliance; and

d)             Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.

Blackout Periods.

Access Persons may not execute a personal securities transaction in a Covered Security on the same day a Client has an open “buy” or “sell” order and/or purchases or sells the same Covered Security.

Members of an investment team (including traders) are prohibited from buying or selling a Covered Security for his or her personal account within seven calendar days before or after a transaction in that security is made for a Client which the team he or she is a member of has discretionary authority, has an open “buy” or “sell” order, and/or purchases or sells the same Covered Security.

Blackout Period Exemptions.

The following exemptions may be applied to preclearance requests. Access Persons must generate a preclearance request in order to take advantage of these exemptions. These exemptions do not apply to investment personnel who have discretionary authority over a Client account that has an open “buy” or “sell” order and/or purchases or sells the same Covered Security within seven calendar days.

a)             Index Trades. Preclearance may be granted when PCA has an open “buy” or “sell” order and/or purchased or sold a Covered Security solely to mirror an index for a Client whose investment guidelines specify such strategy within seven calendar days.

b)             Large Cap Equity Trades. Preclearance may be granted when PCA has an open “buy” or “sell” order and/or purchased or sold a Covered Security for a Client where the Covered Security is an equity that has a market capitalization of at least $10 billion and the transaction is for the lesser of 1,000 shares or $25,000.

c)              Credit Quality Exemption — Fixed Income Trades. Preclearance may be granted when PCA has an open “buy” or “sell” order and/or purchases or sells a Covered Security for a Client where the Covered Security is a debt instrument and the issue is rated investment grade by one or more NRSRO and the transaction is for $50,000 or less.

d)             Exemption for Certain Exchange-Traded Products (ETFs and ETNs). Preclearance may be granted when PCA has an open “buy” or “sell” order and/or purchases or sells shares of certain exchange-traded products. Such products include ETFs and ETNs (e.g. SPDRs, iShares, DIAMONDS Trust, Powershares) that track the performance of market indices and are determined by the Committee to meet high liquidity standards.

Pre-Approval Required for Limited Offerings.

An Access Person must obtain approval from the CCO before directly or indirectly acquiring securities or interests in a limited offering (e.g., private offerings, including hedge funds). No Access Person is allowed to invest in a limited offering in which a Client has an investment or contemplates participation.

If approval is granted and the Access Person is on an investment team, he or she must disclose that investment to the CIO before they may participate in any subsequent consideration of any potential investment by a Client in the issuer of that security.

Pre-Approval Required for Services as a Director. You are not permitted to serve on the board of directors of any company that has issued or plans to issue publicly traded securities, absent prior authorization by the CCO.

Reporting Requirements

ALL PERSONS SUBJECT TO THE CODE

1.              Accounts.

You are required to report any account held with a broker, dealer, bank or other institution in which Covered Securities are or may be held for the direct or indirect benefit of you or a Household Member (collectively “financial institutions”).

Accounts must be maintained with a financial institution listed in Appendix I. Exceptions to this requirement need the prior approval of the CCO, and will only be granted in limited circumstances. Absent an exception granted by the CCO, you are required to transfer all accounts to such a financial institution no later than 60 days after you become subject to the Code.

If an exception is granted, you are responsible for ensuring that duplicate statements and confirmations for each exception account are promptly sent to Compliance.

2.              Initial Reporting.

You must provide the following information to Compliance within ten calendar days of becoming subject to the Code:

•                  A list of all accounts held in a financial institution by you and Household Members, including the name of the institution and the account number; and

•                  A list of the current holdings in each account, which must provide the:

•                  Holdings no later than 45 days prior to the date of becoming subject to the Code; and

•                  Full security name and description (i.e., type), the exchange ticker symbol, SEDOL or CUSIP, and number of shares or principal amount of each Covered Security.

You must also complete the following certifications:

•                                    Broker certification;

•                                    Holdings certification; and

•                                    New employee questionnaire, which requires your disclosure of outside business activities and any regulatory disciplinary actions.

Annual Reporting

You must provide the following information to Compliance within 20 calendar days after December 31st:

•            A list of all accounts held in a financial institution by you or Household Members, including the name of the institution and the account number as of December 31;

•            A list of the holdings in each account as of December 31, including the following:

•            The full security name and description (i.e., type), the exchange ticker symbol, SEDOL or CUSIP, and number of shares or principal amount of each Covered Security;

•            The name of any financial institution with whom the Access Person maintains an account in which any securities are held; and

•            The date the report is submitted.

You must also complete the following certifications:

•                        Broker certification;

•                        Holdings certification; and,

•                        Annual Employee Questionnaire (this questionnaire requires various disclosures, including outside business activities and any regulatory disciplinary actions).

Any person filing a required holdings or transaction report under this Code may include a statement that the report will not be construed as an admission that such person has any direct or indirect beneficial ownership of any securities covered by the report.

Other Reporting Requirements.

Receipt of Gifts or Entertainment. You must report any gifts or entertainment received using the process defined in the Gifts and Entertainment policy.

Outside Business Activities. You must request pre-approval from the PNC Ethics Office and PCA Compliance for outside business activities.

ACCESS PERSONS

Quarterly Transactions Reports.

No later than 20 calendar days after each calendar quarter end, Access Persons are required to certify that all transactions of Covered Securities executed during the previous quarter have been reported. The certification must include the following:

a.              Date of the transaction, the full security name and description (i.e. type), and the exchange ticker symbol, SEDOL or CUSIP number, the price, the interest rate, maturity date, and the number of shares or principal amount of each Covered Security involved;

b.              Nature of the transaction (i.e., purchase, sale, gift, etc.);

c.               Name of the financial institution through which the transaction was effected; and

d.              Date the report was submitted.

Please see Appendix II for a list of securities transactions that must be pre-cleared, reported and/or which are subject to a holding period.

PNC FUND TRUSTEES

Each PNC Fund Trustee must certify annually that (i) he or she has read and understands the Code and (ii) that he or she has complied with the requirements of the Code, including, but not limited to, the requirement to disclose or report all personal securities transactions as required by the Code. See Appendix III.

A PNC Fund Trustee who is not an “interested person” of the Fund, as defined in the 1940 Act, and who would be required to make a report solely by reason of being a Trustee must submit a quarterly transaction report only with respect to those transactions for which he or she, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the 15-day period immediately before or after the date of the transaction by the Trustee, such Covered Security was purchased or sold by a PNC Fund or was being considered by PCA or any sub-adviser for purchase or sale by a PNC Fund.

Sanctions

Failure to comply with any of the requirements of this Code may result in one or more of the following sanctions:

(1)                                 Issue a letter of censure;

(2)                                 Require the breaking (or unwinding) of trades;

(3)                                 Require the disgorging of profits;

(4)                                 Suspend personal trading activities;

(5)                                 Recommend a reassignment of duties or job functions; or

(6)                                 Recommend that the employment of the violator be terminated.

Your position within the Firm, any prior violations of the Code you may have experienced and/or the degree of responsibility exercised by you will be taken into consideration when determining sanctions. In instances where one of your Household Members committed the violation, any sanction will be imposed on you. Sanctions may also be reported to the PNC Ethics Office and Employee Relations. Repeated sanctions can adversely impact your performance rating and/or discretionary compensation.

Administration of the Code

You must report any violations of this Code of which you are aware promptly to the CCO or a designee.

You are provided with a copy of, or access to, the Code upon becoming subject to the requirements thereof and annually thereafter. You are provided with copies of, or access to, any amendments to the Code promptly after such amendments become effective. You will be asked to provide Compliance with a written or electronic acknowledgement of your receipt of the Code and any amendments.

No less frequently than annually, the CCO provides a written report to the board of the PNC Funds that describes material violations of the Code and sanctions levied. The CCO certifies at least annually that PCA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The CCO shall maintain, or cause to be maintained, the following records:

(1)                                 A copy of any Code that has been in effect within the past six years;

(2)                                 A record of any violation of any such Code and of any action taken as a result of such violation within the six-year period following the date in which the violation took place;

(3)                                 A copy of each report made by persons subject to the Code within the past six years

(4)                                 A record of each written acknowledgement made by persons subject to the Code;

(5)                                 A list of all persons who are currently an Access Person or who have been within the past six years; and

(6)                                 A record of the request for approval of and rationale supporting the subsequent approval of any acquisition of IPO’s or private placements for six years from the date in which the approval is granted.

These records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.

Appendix I

Approved Financial Institutions

Bank of America / Merrill Lynch

Charles Schwab

Citigroup Private Bank

Davenport

E*TRADE

Edward Jones

Fidelity Investments

Interactive Brokers

Morgan Stanley / Smith Barney

PNC Bank, N.A., PNC Bank Delaware d/b/a PNC Wealth Management

PNC Investments

Scott & Stringfellow

T Rowe Price

TD Ameritrade (includes Scottrade)

UBS Securities

Vanguard

Wells Fargo

Appendix II

Covered Security Matrix

Security Type	Preclearance Required	Reporting Required	Subject to Holding Period
Equity
Common Stock	Yes	Yes	Yes
PNC Stock	No	Yes	Yes
Blackrock Stock	No	Yes	Yes
Depositary Receipts	Yes	Yes	Yes
DRIPs (Automatic purchases for dividend reinvestment are not subject to pre-clearance)	Yes (other than noted)	Yes	Yes
Stock Dividend	No	Yes	Yes
Stock Splits	No	Yes	Yes
Preferred Stock	Yes	Yes	Yes
Warrants	Yes	Yes	Yes
Initial Public Offerings	PROHIBITED
Hedge Funds	Yes	Yes	Yes

Derivatives
Common Stock Options	Yes	Yes	Yes
PNC stock options (Employee awards are not subject to preclearance)	PROHIBITED unless awarded (Awarded options are not subject to preclearance but must be reported upon vesting.)
Futures	Yes	Yes	Yes

Fixed Income
Corporate Bonds	Yes	Yes	Yes
Convertible Bonds	Yes	Yes	Yes
Municipal Bonds	Yes	Yes	Yes
New fixed income issues	Yes	Yes	Yes
Private Placements (e.g. limited partnerships)	Yes	Yes	Yes

Pooled Investments
Affiliated Funds PNC Funds Blackrock Funds	No	Yes	Yes
Closed End Funds	Yes	Yes	Yes
ETFs / ETNs	Yes	Yes	Yes
Unit Investment Trusts	Yes	Yes	Yes

Securities that are not Covered Securities are not subject to preclearance, reporting or holding requirements. This includes U.S. Treasury securities, short-term securities such as CDs and commercial paper, and open-end mutual funds NOT advised by PCA or Blackrock.

Appendix III

ANNUAL CERTIFICATION FORM

(For use by PNC Fund Board Trustees ONLY)

CODE OF ETHICS

PNC CAPITAL ADVISORS, LLC AND PNC FUNDS

This is to certify that I have read and understand the Code of Ethics and that I recognize that I am subject to certain of the provisions thereof and will comply with those provisions of the Code.

This is to further certify that I have complied with the applicable requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Signature:

Print Name:

Date:

Please sign two copies of this Certification Form. Return one copy to the PNC Capital Advisors, LLC Chief Compliance Officer and retain the other copy, together with a copy of the Code of Ethics, for your records.